Exhibit 99.1

Earnings Release

Contact:	Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC

Reports 2010 Fiscal Year Results

Mountain Lakes, NJ March 10, 2011 - Pinnacle Foods Finance LLC (“Pinnacle”, “we”, or “our”), a leading manufacturer, marketer and distributor of branded, high-quality food products in North America, announced its financial results for the fourth quarter and year ended December 26, 2010. Net sales were $662 million compared to $412 million in last year’s fourth quarter. This increase was principally due to the acquisition of Birds Eye Foods, Inc. late in 2009. Net earnings were $16 million compared to net earnings of $292 million in the fourth quarter of last year, which is an increase of $40 million excluding the one-time $316 million reversal of deferred tax valuation reserves in the fourth quarter of last year. For fiscal year 2010, net sales were $2.44 billion compared with $1.64 billion last year, again principally due to the acquisition of Birds Eye Foods, Inc. On a proforma basis, net sales in the North American retail business, excluding the Birds Eye® Steamfresh® and the U.S. Swanson® frozen meals businesses which we have exited, were down 1.2% for the year. Net earnings were $22 million compared to $303 million a year ago, also impacted by the one-time $316 million reversal of deferred tax valuation reserves in the fourth quarter of last year. Net cash provided by operating activities was $257 million in 2010 compared to $116 million last year primarily driven by a significant improvement in working capital and the earnings of Birds Eye Foods. Consolidated EBITDA, as defined in our Senior Secured Credit Facility and the Indentures governing our Senior Notes and Senior Subordinated Notes, was $475 million in 2010 compared to $472 million last year, an increase of approximately 1%. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

“2010 was a year of significant accomplishment for Pinnacle Foods. Our integration of the Birds Eye Foods acquisition is complete and we have already realized $25 million of synergies. In a highly competitive marketplace, we grew or held market share on brands accounting for 66% of our product contribution, re-energized our innovation pipeline, and delivered significant productivity gains. Our cash flow from operations was strong, topping $250 million and we successfully refinanced a portion of our debt at attractive interest rates,” said Pinnacle’s Chief Executive Officer, Bob Gamgort.

Fourth Quarter 2010

Consolidated net sales were $662 million in the fourth quarter of 2010 compared to $412 million in last year’s fourth quarter, an increase of $250 million. The acquisition of Birds Eye Foods added $264 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye Foods, net sales for the fourth quarter of 2010 were down 4.9% compared to the same period year ago, with net sales in our North American retail businesses down 5.0% driven by weak category performance. Excluding the Birds Eye® Steamfresh® and U.S. Swanson® frozen meals businesses which we have exited, net sales in the North American retail business were down 3.4%.

Net sales in the Birds Eye Frozen Division were $288 million in the fourth quarter compared to $117 million in last year’s fourth quarter. The acquisition of Birds Eye Foods added $180 million of net sales, led by Birds Eye® Steamfresh® vegetables and Birds Eye® Voila!® compete bagged meals. The net sales of the remaining businesses in the division decreased $9 million, driven by declines in Aunt Jemima®, Lenders® bagels, and the exit of the U.S. Swanson® dinners.

Net sales in the Duncan Hines Grocery Division were $273 million in the fourth quarter compared to $229 million in last year’s fourth quarter. The acquisition of Birds Eye Foods added $46 million of net sales. The net sales of the remaining businesses in the division declined $2 million driven by increases in our Canadian business, Armour® canned meats, and syrups offset by declines in Duncan Hines®, where we chose not to participate in inefficient promotions in a category marked by significant competitive activity.

Net sales in the Specialty Foods Division were $101 million in the fourth quarter compared to $67 million in last year’s fourth quarter. The acquisition of Birds Eye Foods added $38 million of net sales. The net sales of the remaining businesses in the division declined $4 million, driven by exiting lower margin foodservice products.

Earnings before interest and taxes (EBIT) were $78 million in the fourth quarter of 2010, or 11.8% of net sales, compared to 6.4% of net sales in the fourth quarter of 2009. Excluding the impact of the non-cash tradename impairment ($29 million) and integration costs ($1 million), EBIT would have been $108 million, or 16.3% of net sales. The growth in the EBIT margin was principally driven by lower commodity costs, improved product mix and our productivity initiatives taking hold, as well as lower administrative costs, reflecting the synergies realized from the Birds Eye Foods acquisition. Synergies realized, defined as reduction in operating costs resulting from the combination of Pinnacle and Birds Eye Foods, increased EBIT by $11 million in the fourth quarter of 2010.

Net earnings were impacted by higher interest expense to fund the Birds Eye Foods acquisition which occurred at the end of 2009. The effective tax rate in this year’s fourth quarter was 36.2%.

Overall, net earnings were $16 million in the fourth quarter of 2010, compared to net earnings of $292 million in the same period a year ago, which included a $316 million one-time adjustment of the deferred tax valuation allowance.

Fiscal Year 2010

Consolidated net sales were $2.44 billion in 2010 compared to $1.64 billion last year, an increase of $794 million. The acquisition of Birds Eye Foods added $893 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye Foods, net sales for fiscal 2010 were down 4.4% compared to the same period year ago, with net sales in our North American retail businesses down 2.4% and Specialty Foods Division net sales down 13%. Excluding the Birds Eye® Steamfresh® and the U.S. Swanson® frozen meals businesses which we have exited, net sales in the North American retail business were down 1.2% for the year.

Net sales in the Birds Eye Frozen Division were $1.07 billion in 2010 compared to $473 million last year. The acquisition of Birds Eye Foods added $625 million of net sales. Birds Eye® Steamfresh® vegetables and Birds Eye® Voila!® complete bagged meals showed sizable sales and market share gains. The net sales of the remaining businesses in the division declined $33 million. The decrease was mainly driven by Hungry Man® and Swanson® dinners, a category marked by significant competitive activity, and Lenders® bagels, partially offset by gains in Aunt Jemima®, principally in the first six months of 2010.

Net sales in the Duncan Hines Grocery Division were $958 million in the year compared to $855 million last year. The acquisition of Birds Eye Foods added $121 million of net sales. The net sales of the remaining businesses in the division declined $18 million, mostly due to the Duncan Hines® brand in the face of intense competition. Armour® canned meats posted a 3% increase in sales in 2010, and our syrup businesses rebounded in the fourth quarter.

Net sales in the Specialty Foods Division were $413 million in the year compared to $315 million last year. The acquisition of Birds Eye Foods added $146 million of net sales. The net sales of the remaining businesses in the division declined $48 million, in line with our strategic initiative to de-emphasize lower margin foodservice and private label products.

Earnings before interest and taxes (EBIT) were $265 million in the year, or 10.9% of net sales, compared to 8.9% of net sales in 2009. Excluding the impact of the write-up of Birds Eye Foods’ inventories to fair value at the date of acquisition ($37 million), the non-cash tradename impairment ($29 million), employee severance benefits and lease termination costs ($13 million) and integration costs ($6 million), EBIT would have been $350 million, or 14.4% of net sales. The growth in the EBIT margin was principally driven by lower commodity costs and improved product mix, our productivity initiatives taking hold, and synergies realized of $25 million in 2010.

Earnings were also impacted by higher interest expense to fund the Birds Eye Foods acquisition and the refinancing costs of $21 million related to the third quarter refinancing of certain of our debt, which will reduce future interest expense and improves our debt maturity profile. This year’s effective tax rate was 25.1%.

Overall, net earnings were $22 million in 2010, compared to $303 million in the same period a year ago, which included a $316 million one-time adjustment of the deferred tax valuation allowance.

Our cash flow from operating activities in 2010 was $257 million dollars, a significant increase over the 2009 level of $116 million dollars, driven by working capital improvements and earnings from Birds Eye Foods.

In 2010, we paid down $104 million of the bank term loans. In August, we refinanced the Tranche C Term Loan which initially partially funded the Birds Eye Foods acquisition. We fully paid off the Tranche C Term Loan of $842 million with the proceeds of a new $442 million Tranche D Term Loan and $400 million of 8.25% Senior Notes maturing in 2017.

Conference Call Information

We will hold a conference call on Thursday, March 10, 2011 at 2:00PM (ET) to discuss results for the year ended December 26, 2010.

To access the call, you can dial (866) 871-4877 and reference conference name: Pinnacle Foods Q4 Earnings Call. A replay of the call will be available beginning March 10, 2011 at 5:30 PM (ET) until March 25, 2011 by dialing 1-888-266-2081 and referencing Access Code 1517523.

About Pinnacle Foods Finance LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our approximately $2.5 billion business employs more than 4,500 people in 21 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, C&W® vegetables and McKenzie’s® vegetables, Freshlike® vegetables, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin® and Husman’s®. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings(loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings to EBITDA and Consolidated EBITDA for the year ended December 26, 2010 and the year ended December 27, 2009. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009

Net earnings	$22,037	$302,603
Interest expense, net	235,716	121,078
Income tax expense (benefit)	7,399	(277,723)
Depreciation and amortization expense	78,049	65,468

EBITDA (unaudited)	$343,201	$211,426

Acquired EBITDA - Birds Eye Foods Acquisition (1)	—	142,268
Non-cash items (a)	71,500	4,738
Non-recurring items (b)	27,489	29,835
Other adjustment items (c)	7,580	26,673
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	25,000	57,188

Consolidated EBITDA (unaudited)	$474,770	$472,128

(1)	In accordance with our Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, we have included an adjustment for the Acquired EBITDA for Birds Eye Foods for the period prior to its acquisition, calculated consistent with the definition of Consolidated EBITDA.

(a)	Non-cash items are comprised of the following:

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009

Non-cash equity-related compensation charges	$4,727	$3,190
Unrealized mark-to-market losses or (gains) resulting from hedging activities	697	(277)
Impairment charges	29,000	1,300
Effects of adjustments related to the application of purchase accounting - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	37,076	525

Total non-cash items	$71,500	$4,738

(b)	Non-recurring items are comprised of the following:

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009

Expenses in connection with an acquisition or other non-recurring merger costs	$923	$25,238
Restructuring charges, integration costs and other business optimization expenses	25,472	986
Employee severance and recruiting	1,094	3,611

Total non-recurring items	$27,489	$29,835

(c)	Other adjustment items are comprised of the following:

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009

Management, monitoring, consulting and advisory fees paid to Blackstone	$4,555	$2,540
Variable product contribution on Birds Eye Steamfresh complete bagged meals no longer being offered for sale	2,837	24,133
Other	188	—

Total other adjustments	$7,580	$26,673

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009

Productivity initiatives in our supply chain	$—	$12,188
Estimated net cost savings associated with the Birds Eye Foods Acquisition (“synergies”) (1)	25,000	45,000

Total net cost savings projected to be realized as a result of initiatives taken	$25,000	$57,188

(1)	Represents the estimated reduction in operating costs that we anticipate will result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings on raw materials and packaging, and optimizing and rationalizing overlapping warehouse and distribution networks less what has been realized.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three months ended		Fiscal year ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net sales	$662,458	$412,516	$2,436,703	$1,642,931
Cost of products sold	481,271	306,876	1,834,375	1,263,627

Gross profit	181,187	105,640	602,328	379,304

Operating expenses
Marketing and selling expenses	41,251	32,824	172,344	123,833
Administrative expenses	26,009	15,699	109,950	62,737
Research and development expenses	2,927	1,287	9,387	4,562
Other (income) expense, net	32,575	29,623	45,495	42,214

Total operating expenses	102,762	79,433	337,176	233,346

Earnings before interest and taxes	78,425	26,207	265,152	145,958

Interest expense	53,226	34,584	236,004	121,167
Interest income	46	55	288	89

Earnings (loss) before income taxes	25,245	(8,322)	29,436	24,880
Provision (benefit) for income taxes	9,145	(300,107)	7,399	(277,723)

Net earnings (loss)	$16,100	$291,785	$22,037	$302,603

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 26, 2010	December 27, 2009

Current assets:
Cash and cash equivalents	$115,286	$73,874
Accounts receivable, net	145,258	158,004
Inventories, net	329,635	389,967
Other current assets	21,507	26,960
Deferred tax assets	38,288	25,670

Total current assets	649,974	674,475

Plant assets, net	447,068	412,208
Tradenames	1,629,813	1,658,812
Other assets, net	200,366	233,823
Goodwill	1,564,395	1,559,180

Total assets	$4,491,616	$4,538,498

Current liabilities:
Short-term borrowings	$1,591	$1,232
Current portion of long-term obligations	4,648	38,228
Accounts payable	115,369	130,360
Accrued trade marketing expense	47,274	49,048
Accrued liabilities	142,746	130,035
Accrued income taxes	193	455

Total current liabilities	311,821	349,358

Long-term debt (includes $125,698 and $109,237 owed to related parties)	2,797,307	2,849,251
Pension and other postretirement benefits	78,606	82,437
Other long-term liabilities	43,010	39,383
Deferred tax liabilities	365,787	343,716

Total liabilities	3,596,531	3,664,145

Commitments and contingencies

Shareholder’s equity:
Common stock	—	—
Additional paid-in-capital	697,267	693,196
Notes receivable from officers	—	(565)
Retained earnings	247,350	225,313
Accumulated other comprehensive (loss) income	(49,532)	(43,591)

Total shareholder’s equity	895,085	874,353

Total liabilities and shareholder’s equity	$4,491,616	$4,538,498

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal year ended December 26, 2010	Fiscal year ended December 27, 2009

Cash flows from operating activities
Net earnings (loss) from operations	$22,037	$302,603
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	78,049	65,468
Impairment charges	29,000	1,300
Amortization of discount on term loan	2,157	28
Amortization of debt acquisition costs	13,541	10,230
Write off of debt acquisition and refinancing costs	17,281	—
Amortization of deferred mark-to-market adjustment on terminated swaps	3,295	4,429
Change in value of financial instruments	1,043	(292)
Termination of derivative contracts	—	—
Gain on litigation settlement	—	—
Stock-based compensation charge	4,727	3,190
Postretirement healthcare benefits	(120)	(25)
Pension expense net of contributions	(8,096)	2,126
Other long-term liabilities	(1,398)	(1,007)
Other long term assets	447	1,160
Deferred income taxes	4,382	(277,711)
Changes in working capital
Accounts receivable	12,958	2,705
Inventories	60,578	12,786
Accrued trade marketing expense	(1,899)	(4,759)
Accounts payable	(548)	(13,370)
Accrued liabilities	14,544	19,785
Other current assets	5,000	(12,403)

Net cash provided by operating activities	256,978	116,243

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	—	(1,314,746)
Capital expenditures	(81,272)	(52,030)

Net cash used in investing activities	(81,272)	(1,366,776)

Cash flows from financing activities
Proceeds from bond offerings	400,000	300,000
Proceeds from bank term loans	442,300	838,250
Repayments of long term obligations	(946,558)	(12,500)
Borrowings under revolving credit facility	—	74,888
Repayments of revolving credit facility	—	(100,888)
Proceeds from short-term borrowings	3,409	1,921
Repayments of short-term borrowings	(3,049)	(852)
Repayment of capital lease obligations	(2,658)	(345)
Debt acquisition costs	(13,370)	(40,162)
Change in bank overdrafts	(14,304)	(2,602)
Equity contributions	626	264,325
Repurchases of equity	(1,282)	(2,207)
Repayment of notes receivable from officers	565	—

Net cash used in financing activities	(134,321)	1,319,828

Effect of exchange rate changes on cash	27	318

Net change in cash and cash equivalents	41,412	69,613
Cash and cash equivalents0beginning of period	73,874	4,261

Cash and cash equivalents0end of period	$115,286	$73,874

Supplemental disclosures of cash flow information:
Interest paid	$179,766	$117,468
Interest received	271	89
Income taxes paid	6,998	589
Non-cash investing and financing activities:
New capital leases	13,587	1,200